Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $0.57
•	Quarterly revenue, net income and earnings per share up significantly compared to prior year
•	Year-to-date revenue up 14% compared to first half of 2009; net income and earnings per share both lower due to higher costs from recent growth in personnel and offices
•	Revenue was significantly enhanced by further appreciation of our interest in Iridium Communications Inc. (NASDAQ:IRDM)
•	Compensation ratio for quarter back to historic 46% level; non-compensation costs also well controlled
•	Recruited additional Managing Director for Tokyo office
NEW YORK, July 21, 2010— Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $83.5 million and net income available to common stockholders of $17.6 million for the quarter ended June 30, 2010. Diluted earnings per share were $0.57 for the quarter.
The Firm’s second quarter revenues compare with revenues of $54.1 million for the second quarter of 2009, which represents an increase of $29.4 million or 54%. For the six months ended June 30, 2010, revenues were $132.4 million, compared to $115.9 million for the comparable period in 2009, representing an increase of $16.5 million or 14%.
The Firm’s second quarter net income available to common stockholders and diluted earnings per share in 2010 compare with net income available to common stockholders of $10.3 million and $0.35 of diluted earnings per share in the second quarter of 2009, which represent increases of 71% and 63%, respectively. On a year-to-date basis net income available to common stockholders was $18.1 million through June 30, 2010, compared to net income available to common stockholders of $24.2 million for the comparable period in 2009, which represents a decrease of 25%. Diluted earnings per share for the six months ended June 30, 2010 were $0.59, compared to $0.82 for the same period in 2009.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We view our first half results as a solid accomplishment given both a challenging economic environment and the continued significant expansion of the Firm. Our total revenue is up for the year, and our advisory revenue is down only modestly despite a continued sluggish level of transaction activity in our primary markets in the first half. Our year to date compensation ratio is down significantly from its level in the first quarter, and our objective is to bring the full year ratio down further provided we earn sufficient revenue to accomplish that while still appropriately rewarding our people. Having maintained our low historic compensation ratio through the financial crisis of 2008 and 2009 despite extraordinary growth in the Firm, our strong objective is to maintain that discipline on an annual basis going forward whenever possible. Similarly, our non-compensation costs have remained well controlled despite reflecting transaction costs from the Australian acquisition, the addition of operating costs of the Australian business, the addition of several new offices and significant continued recruiting across the Firm,” Robert F. Greenhill, Chairman, said.
“While the general level of transaction activity has remained difficult and the time to completion of transactions has generally become longer, we have seen signs of recent improvement at least at our Firm. There are 17 transactions on which we are advising that have been announced from April 1 to date. This wide range of transactions reflects the success of our focused strategy and the global breadth of our Firm. Our Tokyo office is making a meaningful contribution in only its second year in operation. Our new Australian team is already well integrated into the global Greenhill team, and has already been active in several announced transactions. Our North American business, operating through 6 regional offices, is seeing a good flow of advisory activity. In Europe, historically a very important source of revenue to the Firm, the general level of transaction activity has remained the most difficult, although even there we have had a few important transaction announcements in recent weeks. What is clear is that we have substantially expanded our geographic reach, our industry sector expertise and the total size of our team in the last 2-3 years, and we are well positioned to benefit from that as and when general transaction activity returns toward historic normal levels,” Scott L. Bok, Chief Executive Officer, added.

Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month and six month periods ended June 30, 2010 and 2009, respectively:

	For the Three Months Ended
	June 30, 2010		June 30, 2009
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Financial advisory fees	$61.9	74%	$45.5	84%
Merchant banking and other investment revenues	21.6	26%	8.6	16%

Total revenues	$83.5	100%	$54.1	100%

	For the Six Months Ended
	June 30, 2010		June 30, 2009
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Financial advisory fees	$98.5	74%	$110.7	96%
Merchant banking and other investment revenues	33.9	26%	5.2	4%

Total revenues	$132.4	100%	$115.9	100%

Financial Advisory Revenues
Financial advisory revenues were $61.9 million in the second quarter of 2010 compared to $45.5 million in the second quarter of 2009, which represents an increase of 36%. For the six months ended June 30, 2010, advisory revenues were $98.5 million compared to $110.7 million for the comparable period in 2009, representing a decrease of 11%. At the same time, worldwide completed M&A volume increased by 2%, from $801.3 billion in 2009 to $819.9 billion in 20101.
Financial advisory assignments completed in the second quarter of 2010 included:
•	the acquisition by AXA Private Equity of a portfolio of limited partnership interests in private equity funds from Bank of America;
•	the merger of Baker Hughes Incorporated with BJ Services Company;
•	the sale of Camelot Group plc and its affiliate, the operator of the UK National Lottery, to Ontario Teachers Pension Plan;
•	the sale of Medegen, Inc. to CareFusion Corporation;
•	the representation of secured creditors on the restructuring of Tishman Speyer Washington D.C. Real Estate Portfolio; and
•	the representation of Chilton on the financial restructuring and emergence from CCAA/Chapter 11 bankruptcy protection by Trident Resources Corporation.

[1]	Source: Global M&A completed transaction volume for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. Source: Thomson Financial as of July 9, 2010.

The increase in our financial advisory fees in the second quarter of 2010 as compared to the same period in 2009 reflected the completion of an assignment that was of particular significance in scale, as well as an increase in the volume of strategic advisory assignments and related retainer fees.
The Firm announced in the second quarter the recruitment of Yasuyuki Miyoshi as a Managing Director focused on advising major Japanese companies on mergers, acquisitions and restructurings. Mr. Miyoshi will be based in our Tokyo office.
Merchant Banking & Other Investment Revenues
As previously announced, the Firm will exit from its historic merchant banking business following a transition period which is expected to end in late 2010. GCP Capital Partners Holdings LLC (“GCP Capital”), a new entity which is independent from the Firm, will take over management of the merchant banking funds. During the transition period the Firm will continue to recognize management fee revenue and expenses related to the operation of funds. The Firm has retained its existing investments in the merchant banking funds and will continue to recognize gains and losses on our investments on a quarterly basis until such investments are realized over time.
The following table sets forth additional information relating to our merchant banking and other investment revenues for the three month and six month periods ended June 30, 2010 and 2009:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
		(in millions, unaudited)
Management fees	$3.7	$4.5	$8.1	$9.0
Net realized and unrealized gains (losses) on investments in merchant banking funds	(1.0)	0.9	0.5	(6.3)
Net realized and unrealized merchant banking profit overrides	0.0	0.7	0.1	0.4
Other realized and unrealized investment income	18.8	2.3	25.1	1.8
Interest income	0.1	0.2	0.1	0.3

Total merchant banking & other revenues	$21.6	$8.6	$33.9	$5.2

The Firm earned $21.6 million in merchant banking and other investment revenues in the second quarter of 2010 compared to $8.6 million in the second quarter of 2009. The increase in merchant banking and other investment revenues resulted from the $18.9 million unrealized gain on the Firm’s investment in Iridium. During the second quarter of 2010 management fees declined as compared to the same period in the prior year due to the expiration of the commitment period of Greenhill Capital Partners Fund II.
For the six months ended June 30, 2010, the Firm earned $33.9 million in merchant banking and other investment revenues compared to $5.2 million in the six months ended June 30, 2009. The increase in merchant banking and other investment revenues resulted primarily from the $24.9 million unrealized gain on the Firm’s investment in Iridium as well as an increase in the fair market value of our investment in the merchant banking funds as compared to a decline in the fair market value of the merchant banking portfolio in the same period in the prior year. At June 30, 2010, the Firm had principal investments of $178.8 million, including our investment in Iridium of $99.9 million.
In accordance with the terms of the separation agreement in respect of our merchant banking business, during the transition period the excess of management fee revenue over the amount paid for compensation and other operating expenses associated with the management of the funds accrues to the benefit of GCP Capital and is treated by the Firm as a noncontrolling interest.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Our total operating expenses for the second quarter of 2010 were $53.3 million, which compares to $37.0 million of total operating expenses for the second quarter of 2009. This represents an increase in total operating expenses of $16.3 million, or 44%, and principally results from an increase in compensation expense, which is described in more detail below, as well as an increase in non-compensation expenses primarily attributable to our acquisition in Australia, which was completed on April 1, 2010. Our pre-tax income margin was 36% in the second quarter of 2010 compared to 32% in the second quarter of 2009.
For the six months ended June 30, 2010, total operating expenses were $99.0 million, compared to $76.4 million of total operating expenses for the same period in 2009. The increase of $22.6 million, or 30%, relates principally to an increase in compensation expense, which is described in more detail below, and an increase in non-compensation expenses due to the Australian acquisition. The pre-tax income margin for the six months ended June 30, 2010 was 25% compared to 34% for the comparable period in 2009.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients and merchant banking portfolio companies:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
		(in millions, unaudited)
Employee compensation & benefits expense	$38.4	$25.2	$70.5	$53.7
% of revenues	46%	47%	53%	46%
Non-compensation expense	14.9	11.7	28.4	22.7
% of revenues	18%	22%	21%	20%
Total operating expense	53.3	37.0	99.0	76.4
% of revenues	64%	68%	75%	66%
Total income before tax	30.2	17.1	33.4	39.5
Pre-tax income margin	36%	32%	25%	34%

Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the second quarter of 2010 were $38.4 million, which reflects a 46% ratio of compensation to revenue. This amount compared to $25.2 million for the second quarter of 2009, which reflected a 47% ratio of compensation to revenue. The increase of $13.2 million, or 52%, principally results from the large recruitment of Managing Directors during the last twelve months and the addition of over 40 employees as part of our Australian acquisition.
For the six months ended June 30, 2010, our employee compensation and benefits expenses were $70.5 million, compared to $53.7 million of compensation and benefits expenses for the same period in the prior year. The increase of $16.8 million, or 31%, principally results from the large recruitment of Managing Directors during the last twelve months and the Australian acquisition. On a year-to-date basis the ratio of compensation expense to revenues was 53% as compared to 46% for the same six month period in 2009. The increase in ratio of compensation to revenue as compared to the same period in the prior year results from additional compensation costs related to both the hiring of additional Managing Directors and the recently acquired Australian workforce.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $14.9 million in the second quarter of 2010, compared to $11.7 million in the second quarter of 2009, representing an increase of $3.2 million or 27%. The increase in non-compensation expenses includes operating costs from our recently acquired Australian business of approximately $1.4 million and additional costs of $0.7 million for the amortization of acquired intangible assets associated with that acquisition. As compared to the second quarter of 2009, the remainder of the increase in costs resulted from higher travel, occupancy and other costs related to the increase in personnel and the addition of new offices, as well as increased interest expense due to higher average borrowings outstanding.
For the first six months of 2010, our non-compensation expenses were $28.4 million, compared to $22.7 million for the same period in 2009, representing an increase of $5.7 million or 25%. The increase in non-compensation expenses is primarily attributable to transaction expenses related to our Australian acquisition, as well as increased operating costs relating to the acquired business. We also experienced greater travel, occupancy and other costs related to both the increase in personnel and the addition of new offices, as well as increased interest expense due to higher average borrowings outstanding.
Non-compensation expenses as a percentage of revenues in the three months ended June 30, 2010 were 18% compared to 22% for the same period in the prior year. This decrease in non-compensation expenses as a percentage of revenue in the three months ended June 30, 2010 as compared to the same period in the prior year results from the increased costs referred to above, spread over higher revenues in the second quarter of 2010 as compared to the same period in 2009.

Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2010 were 21% compared to 20% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the six months ended June 30, 2010 compared to the same period in the prior year reflects the higher expenses referred to above spread over slightly higher revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the second quarter of 2010 was $11.4 million, which reflects an effective tax rate on income allocated to common stockholders of 39%. This compares to a provision for taxes in the second quarter of 2009 of $6.8 million, which reflects an effective tax rate of 40% for the period. The increase in the provision for income taxes in the second quarter of 2010 as compared to the same period in 2009 relates to higher pre-tax income. The effective tax rate remained relatively constant during each period.
For the six months ended June 30, 2010, the provision for taxes was $11.7 million, which reflects an effective tax rate of 39%. This compares to a provision for taxes for the six months ended June 30, 2009 of $15.5 million, which also reflects an effective tax rate of 39% for the period. The decrease in the provision for taxes is primarily due to lower pre-tax income. The effective tax rate remained consistent with the same period in 2009.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of June 30, 2010, we had cash of $37.6 million, investments of $178.8 million and short term debt of $55.4 million.
We had total expected commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of approximately $24.3 million as of June 30, 2010. These commitments are expected to be drawn on over the next few years.
The Firm repurchased 42,000 shares of its common stock in open market purchases at an average price of $65.02 during the second quarter of 2010 and had remaining authorization to repurchase up to $97.3 million of common stock in open market transactions.

Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 15, 2010 to common stockholders of record on September 1, 2010.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2009 and subsequent Forms 8-K.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Financial advisory fees	$61,921,454	$45,511,600	$98,518,763	$110,656,294
Merchant banking and other investment revenues	21,498,748	8,345,598	33,737,401	4,954,843
Interest income	108,401	243,538	128,367	316,278

Total revenues	83,528,603	54,100,736	132,384,531	115,927,415

Expenses
Employee compensation and benefits	38,368,345	25,215,512	70,523,357	53,655,786
Occupancy and equipment rental	3,680,902	3,022,834	6,830,191	5,572,830
Depreciation and amortization	1,663,639	1,277,820	2,415,796	2,431,581
Information services	1,434,404	1,256,388	3,173,481	2,745,994
Professional fees	1,988,670	1,552,136	4,232,536	2,984,252
Travel related expenses	2,908,794	1,984,481	5,126,524	3,896,168
Interest expense	584,340	341,958	1,112,382	695,604
Other operating expenses	2,653,160	2,301,531	5,551,658	4,402,035

Total expenses	53,282,254	36,952,660	98,965,925	76,384,250

Income before taxes	30,246,349	17,148,076	33,418,606	39,543,165

Provision for taxes	11,358,643	6,854,759	11,679,098	15,531,376

Consolidated net income	18,887,706	10,293,317	21,739,508	24,011,789

Less: Net income (loss) allocated to noncontrolling interests	1,337,676	509	3,677,582	(179,134)

Net income allocated to common stockholders	$17,550,030	$10,292,808	$18,061,926	$24,190,923

Average shares outstanding:
Basic	30,708,263	29,508,520	30,301,144	29,495,056
Diluted	30,768,603	29,623,249	30,372,089	29,572,969
Earnings per share:
Basic	$0.57	$0.35	$0.60	$0.82
Diluted	$0.57	$0.35	$0.59	$0.82

Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90